Exhibit 107

CALCULATION OF FILING FEES TABLE

Form S-8

(Form Type)

Karuna Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	457(h)	1,378,956 (2)	$194.69 (3)	$268,468,944	$0.00011020	$29,585

Equity	Common Stock, par value $0.0001 per share	Common Stock, par value $0.0001 per share	344,739 (4)	$165.49 (5)	$57,050,857	$0.00011020	$6,287

Total Offering Amount					$325,519,801		$35,872

Total Fee Offsets							$0

Net Fee Due					$325,519,801		$35,872

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)

Represents an automatic annual increase on January 1, 2023 to the number of shares reserved for issuance under the 2019 Stock Option and Incentive Plan (the “2019 Plan”) pursuant to the terms of the 2019 Plan. Shares available for issuance under the 2019 Plan were previously registered on registration statements on Form S-8 filed with the Securities and Exchange Commission on July 2, 2019 (Registration No. 333-232521), March 24, 2020 (Registration No. 333-237360), February 25, 2021 (Registration No. 333-253501) and February 24, 2022 (Registration No. 333-262946).

(3)

The price of $194.69 per share, which is the average of the high and low sale prices of the Common Stock of the registrant as quoted on the Nasdaq Global Market on February 17, 2023, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and has been used as these shares are without a fixed price.

(4)

Represents an automatic annual increase on January 1, 2023 to the number of shares reserved for issuance under the 2019 Employee Stock Purchase Plan (the “2019 ESPP”) pursuant to the terms of the 2019 ESPP. Shares available for issuance under the 2019 ESPP were previously registered on registration statements on Form S-8 filed with the Securities and Exchange Commission on July 2, 2019 (Registration No. 333-232521), March 24, 2020 (Registration No. 333-237360), February 25, 2021 (Registration No. 333-253501) and February 24, 2022 (Registration No. 333-262946).

(5)

The price of $165.49 per share, which is 85% of the average of the high and low sale prices of the Common Stock of the registrant as quoted on the Nasdaq Global Market on February 17, 2023, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and has been used as these shares are without a fixed price. Pursuant to the 2019 ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the fair market value of a share of Common Stock on the first trading day of the offering period or on the exercise date, whichever is less.